AMENDMENT TWO
DATED OCTOBER 1, 2017 TO
INVESTMENT SUBADVISORY AGREEMENT
For MML Equity Income Fund


      WHEREAS, MML Investment Advisers, LLC ("MML
Advisers") and T. Rowe Price Associates, Inc. (the "Subadviser") entered into an Investment Subadvisory Agreement (the
"Agreement"), effective as of February 1, 2017, as amended, relating to the MML Equity Income Fund (the "Fund"); and

	WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

	NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise
defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 - Compensation of the Subadviser is
replaced in its entirety with the following:

The Subadviser will bear all expenses in
connection with the performance of its services
under this Subadvisory Agreement, which
expenses shall not include brokerage fees or
commissions, interest, taxes and custodian fees
and expenses, in connection with the
effectuation of securities transactions for the
Portfolio.  For the services provided and the
expenses assumed pursuant to this Subadvisory
Agreement, MML Advisers agrees to pay the
Subadviser and the Subadviser agrees to accept
as full compensation for the performance of all
functions and duties on its part to be performed
pursuant to the provisions hereof, a fee paid
monthly, in arrears, at the following rate: [   ]

3.	Except as expressly amended hereby, all
provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or
more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.


MML INVESTMENT ADVISERS, LLC 		T. ROWE
PRICE ASSOCIATES, INC.

By: _/s/ Tina Wilson_________________		By: /s/
Savonne L. Ferguson
Name: Tina Wilson					Name:
Savonne L. Ferguson
Title: Vice President					Title:   Vice
President


Accepted and Agreed to by:

MML SERIES INVESTMENT FUND
on behalf of MML Equity Income Fund


By: __/s/ Renee Hitchcock___________________
Name: Renee Hitchcock
Title: CFO and Treasurer